Exhibit 3.7

CERTIFICATE OF FORMATION

OF

BRINDLEE HOLDINGS LLC

                The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”, hereby certifies that:

                FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Brindlee Holdings LLC.

                SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901.

Executed on 4/26/00

/s/ Rachael E. Rubin
Rachael E. Rubin
Authorized Person